Exhibit 10.1

Summary of Compensatory Plans and Arrangements Approved April 7, 2005

On April 7, 2005, the Compensation and Equity Ownership Committee of the board of directors of Harmonic Inc. (“Company”) approved the Harmonic 2005 Bonus Plan (the “Plan”).

The participants in the Plan include the following executive officers of the Company:

Name	Position
Anthony J. Ley	Chairman of the board of directors, President & Chief Executive Officer
Robin N. Dickson	Chief Financial Officer
Israel Levi	Senior Vice President, Operations and Quality
Patrick Harshman	President, Broadband Access Networks
Yaron Simler	President, Convergent Systems

The payment of bonuses under the Plan for all participants is based on performance against revenue, corporate operating income and division contribution margin targets. The relative weighting of each metric varies between corporate and division participants, such that corporate participant bonuses are based 67% on overall corporate performance and 33% on the performance of the divisions. Division participant bonuses are based 33% on overall corporate performance and 67% on the performance of their respective divisions.

The target bonus of Anthony J. Ley is 80% of base salary. The target bonus for each other executive officer is 60% of base salary.

In addition, a minimum corporate operating income threshold must be exceeded for any bonus payout to be made, and a specified minimum achievement against each of the target metrics is required for any payout on that element. In the event that the target metrics are surpassed, a participant in the Plan may be awarded a bonus payment up to a maximum of 200% of such participant’s target bonus.

The final bonus for each participant, including executive officers, calculated as described above, is subject to downward adjustment, based upon performance against individual performance objectives.

Participants in the Plan must remain employed through the date that the bonus is paid in order to qualify for a bonus payment. Harmonic, at its sole discretion, retains the right to amend, supplement, supersede or cancel the Plan for any reason, and reserves the right to determine whether and when to pay out any bonus amounts, regardless of the achievement of the performance targets.